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                                                                    EXHIBIT 24.3

                   SHERWIN D. YOELIN, PETROLEUM ENGINEER INC.
                              1439 BONNIE JEAN ROAD
                       LA HABRA HEIGHTS, CALIFORNIA 90631
                                  310/697-3700


December 28, 1995



Fortune Petroleum Corporation
30101 Agoura Court
Suite 100
Agoura Hills, California 91301

Re: Consent of Independent Petroleum Engineer

Gentlemen:


I hereby consent to the incorporation of my January 1, 1993, January 1, 1994 and January 1, 1995, Annual Reserve Reports of the oil and gas reserves of Fortune Petroleum Corporation dated February 20, 1993, February 15, 1994, and February 27, 1995, respectively, in the Prospectus constituting part of the Pre-effective Amendment #3 to the Registration Statement on Form SB-2 to be filed on or about January 3, 1996.


Respectfully,

/s/ Sherwin D. Yoelin

Sherwin D. Yoelin
Registered Petroleum Engineer
State of California
Certificate No. P 1241